Exhibit 5.1
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Board of Directors
Cardiome Pharma Corp.
We consent to the use of our reports to the shareholders of Cardiome Pharma Corp., dated March 8, 2010, with respect to the consolidated balance sheets of Cardiome Pharma Corp. as of December 31, 2009 and 2008 and the related consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for the years then ended, and the effectiveness of internal control over financial reporting as of December 31, 2009, each of which is incorporated by reference in this Registration Statement on Form F-10, and to the reference of our firm under the heading “Auditors, Transfer Agent and Registrar” in the prospectus, which is part of this Registration Statement.
/s/ KPMG LLP
Chartered Accountants
Vancouver, Canada
December 16, 2010